Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into and is effective as of April 1, 2004 (the “Effective Date”) by and between Envirosafe Corporation, a Delaware Corporation, with a principal place of business at 2797 Washington Avenue, Redwood City, California (“Company”) and MJMM Investments, LLC., a Pennsylvania Limited Liability Company, with principal offices at 280 Wekiva Springs Road, Suite 201, Longwood, Florida 32779 (“Consultant”).

RECITALS:

A. Consultant represents various financial websites that individuals can access to learn more about companies they may not otherwise be exposed to.

B. In addition, Consultant maintains an extensive database of brokers representing investors interested in owning stock in companies such as the Company and employs a stock profiler team which regularly communicates with such brokers.

C. Company wishes to promote itself through Consultant’s efforts in the brokerage community in order to gain as much exposure as possible for Company.

TERMS:

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00 Services to be performed by Consultant

1.01 Consultant shall access its database of brokers and shall utilize a profiler team (comparable in size and capability to that currently employed by Consultant) in order to contact brokers interested in recommending Company to their investor clients.

1.02 Consultant shall diligently market and promote Company to brokers and other investors, advisors, counselors, trustees, agents and other individuals and entities whom Consultant is legally permitted to contact (including with the proper disclosures and disclaimers) and shall introduce Company and its principals to Consultant’s current and future network of brokerage firms and market makers.

1.03 Consultant shall provide investor lead management services normal and customary in the industry.

1.04 Consultant shall organize, initiate, manage and facilitate broker/investor conference telephone calls and other presentations mutually agreeable to Company and Consultant. Expenses for broker/investor conference calls and other presentations are to be paid by the Consultant, and must be pre-approved by the Company.

1.05 Consultant shall review and monitor Company’s stockholder base and all transfer agent and DTC reports, and shall analyze, present to, and discuss with Company the results and implications of such reports.

2.00	Terms & Fees

2.01 The term of this Agreement shall commence on the Effective Date and shall expire six (6) months thereafter. The Company shall have the right to extend this contract an additional six (6) months after the first six (6) months expire. However, this Agreement is expressly conditioned on the fact that the Company must use its reasonable efforts to successfully reorganize the stock structure of the Company, so that the Company has the ability to remunerate to the Consultant the required compensation.

2.02 As compensation for Consultant’s services required hereunder, Consultant shall be entitled to receive:

(a) Cash Value: Cash value of contract is Two Hundred Forty Thousand ($240,000) Dollars.

(b) Compensation: On a monthly basis Consultant shall be entitled to receive Forty Thousand U.S. Dollars ($40,000.00) per month due the 1st of each month. If payment is made in stock Consultant shall be entitled to receive Forty Thousand U.S. Dollars ($40,000.00) per month worth of free trading shares of Envirosafe Corporation (EVSA) 504 common stock due the 1st of each month based upon the previous ten (10) day average closing bid price. The first month’s payment of 4,000,000 free trading shares of 504 common stock is due and payable upon the signing of this Agreement. Commending on May 1, 2005, subsequent monthly payments will be due and payable on the 1st of each month.

(c) Options: As compensation, Consultant will have the right to purchase Two Hundred Fifty Thousand ($250,000) Dollars worth of free trading shares of 504 common stock at the price of $0.01 per share. The option described herein shall expire after six months.

(d) Company acknowledges and understands that Consultant can neither purchase nor accept more than nine (9%) of the outstanding shares of the Company.

(e) Company agrees that both the compensation and options will properly reflect any forward or reverse splits.

3.00	Termination

In the event of a breach of this agreement by Company, Company shall be responsible for any outstanding fees and expenses. Consultant shall have the right to terminate this Agreement on the grounds of the Company’s failure to remit the required monthly payments or in the event of any breach of the Agreement by Company. Company has the right to terminate this agreement with sixty (60) days written notice. The parties agree that written notice will be deemed accepted and received by the parties via certified mail delivered to the address above or fax notification.

4.00	Representation

Company represents and warrants that it is in compliance with all required filings and regulations of NASD, the SEC and/or any other governmental agencies, and that the Company’s stock is not suspended from trading for any reason whatsoever. Company further represents and warrants that during the term of this agreement, it will continue to file all required reports with the SEC, NASD and/or any other governmental agencies and will continue to adhere to SEC, NASD, and/or any other governmental agency’s requirements, and that it will take whatever steps are deemed necessary to keep its shares listed and “fully reporting.” The Company’s failure to comply with the provisions of this paragraph shall constitute a material breach of the parties’ agreement. Since Consultant has agreed to accept payment for services, in part, in the form of shares of the Company, the Company agrees that the value of the shares at the time of this agreement will be adversely affected and impacted if the promotion of the Company to the financial community and others is suspended due to a breach of the representations and warranties contained herein. Further, in the event of a breach of the representations and warranties contained herein the Company agrees to continue to make any payments due and the Company agrees to pay Consultant one and a half (1.5) times the cash value for any shares Consultant holds or is due and payable (as part of its compensation for this agreement) at the time of the Company’s breach of this paragraph. This “make whole payment” shall be made within five (5) business days of the date of the breach.

5.00	Miscellaneous Terms

5.01
Anti-dilution Clause: The company must notify the Consultant in writing at least 30 days prior to any new shares being added to the Company’s outstanding share total; including notifying the Consultant if any new shares are being added to the company’s float. Officers of the company must notify the Consultant of any transactions regarding the company’s security. If dilution occurs, the Consultant’s compensation must be adjusted proportionately. If company violates the anti-dilution clause, then company must pay Consultant 1.5 times cash value for any shares the Consultant holds as part of its compensation for this agreement.

5.02 Successors: The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties of this Agreement.

5.03	Governing Law: This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of New York.

5.04
Jurisdiction: Jurisdiction for court action, court and authorities in the State of New York or the Federal District Court having venue for the State of New York should have jurisdiction over all controversies that may arise with respect to this Agreement. Company hereby waives any other venue to which it might be entitled to by virtue of domicile or otherwise.

5.05
Integration: This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representation, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

5.06
Attorneys Fees: In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys’ fees and other costs and expenses by the other parties to the dispute.

5.07	Context: Wherever the context so requires, the singular number shall include the plural and the plural shall include the singular.

5.08	Captions: The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

5.09
Severance: If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

5.10	Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and, when taken together shall constitute one and the same instrument.

5.11	Expenses Associated With The Agreement: Each of the parties hereto agrees to bear its own costs, attorney’s fees and related expenses associated with this Agreement.

5.12
Arbitration: Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in New York at the option of the Consultant. All arbitration shall be conducted in accordance with the rules and regulations with the rules and regulations of the American Arbitration Association (“AAA”). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties’ review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

5.13
Assignment: Neither Company, nor Consultant, shall have the right to assign or delegate this Agreement nor any rights or obligations crested hereby unless the non-assigning party expressly approves the assignment in writing.

5.14	Authority to Bind: A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

5.15	Continuing Obligations: Both Company and Consultant shall hereafter execute all documents and do all acts necessary to effect the provisions of this Agreement.

5.16
Reversion of Payment: If at any time, Company shall be in default of the payment provisions of this contract for a period greater than seven (7) days, then the Consultant shall no longer be obligated to accept payment in the form of free trading shares of stock and the balance due, and any payments due thereafter, shall be paid only in cash, certified check, cashiers check or money order, unless Company is advised otherwise by Consultant in writing. Further, if at any time, Company shall be in default of the payment provisions of this contract for a period greater than five (5) days, all services provided by Consultant under this Agreement shall be suspended until such time as payment in full of any outstanding balance is made and services under the Agreement shall be reinstated on the after the day on which payment is received. Consultant reserves the right, at Consultant’s sole option, to submit and assign any outstanding balance to an independent third party for the purpose of collecting any outstanding balance owed Consultant.

5.17
Notices: All notices must be in writing and sent to the appropriate address listed above, or to such other address as either party may designate in writing, by first class mail and either certified mail return receipt requested or overnight courier service. In the case of certified mail, notice shall be deemed given as of the date of deposit with the United States Postal Service, and in case of overnight courier service, notice shall be deemed given as of the date of deposit with such overnight courier service.

5.18
Confidentiality: Both Consultant and Company agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information or any kind, nature or description concerning any matters affecting or relating to the business of each others company. This includes its method or operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known is confidential and not already information that resides in the public domain. Both the Consultant and Company expressly agree that confidentiality of those matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement. The provisions of this section shall survive termination of the Agreement.

6.00
Enforceability of Agreement: This Agreement shall neither be deemed to be nor be enforceable until executed by Consultant. Further, should the aprties fail to execute this Agreement within thirty (30) days from the date of delivery of this Agreement, then this Agreement and all the terms and conditions contained herein shall become and be deemed null and void and neither party named herein shall be bound hereby. Consultant, without the consent of Company, shall have the sole option to extend the time requirements set forth within this section 6.00, and any request by Company to extend time requirements set forth in section 6.00 must be approved by Consultant in writing.

IN WITNESS THEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

Envirosafe Corporation
A Delaware Corporation

By: /s/ Bryan Kuskie
                                                                        Bryan Kuskie, President

CONSULTANT:

MJMM Investments, LLC
A Pennsylvania Limited Liability Company

By: /s/ Mark C. Kaley
                                                                        Mark C. Kaley, Managing Member